SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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MineralRite Corporation
(Exact name of registrant as specified in its charter)

Nevada	90-0315909
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7044 Portal Way, Unit K-110
Ferndale, WA 98248
(403) 288-4321
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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2012 Incentive Stock Plan
(Full title of plan)
Guy Peckham
Chief Executive Officer
MineralRite Corporation
7044 Portal Way, Unit K-110
Ferndale, WA 98248
(403) 288-4321
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	5,000,000	.005	25,000	3.41

(1) Represents shares we may issue pursuant to written agreement(s) for services rendered or to be rendered to us in accordance with the requirements to register securities on Form S-8 and pursuant to our 2012 Stock Incentive Plan.
(2) Computed pursuant to Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price.
(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock issued pursuant under the 2012 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Common Stock of MineralRite Corporation

PART I
Information Required in the Section 10(a) Prospectus

Item 1. PLAN INFORMATION

General Plan Information
We are registering five million (5,000,000) shares of our Common Stock (the “Common Shares”) on this Form S-8 Registration pursuant to our 2012 Stock Incentive Plan. Our Board of Directors has authorized the issuance of the Common Shares to Employees upon effectiveness of this Registration Statement. For purposes of this Registration Statement and our 2012 Stock Incentive Plan, the term “Employee” includes any employee, director, consultant, attorney or advisor.

Plan Purpose
Our 2012 Stock Incentive Plan is to afford us a method of compensation for selected Employees and to advance our best interests by providing Employees with additional incentives to remain loyal and provide us with services by granting those shares of our Common Shares. We will issue the Common Shares to Employees pursuant to written consulting and employment agreements and the 2012 Stock Incentive Plan. The 2012 Stock Incentive Plan has been approved by our Board of Directors. The 2012 Stock Incentive Plan is intended to compensate Employees for services rendered to us. The Employees who will participate in 2012 Stock Incentive Plan have agreed or will agree in the future to provide their expertise and advice to us for the purposes and consideration set forth in their written agreements pursuant to the 2012 Stock Incentive Plan. The services to be provided by the Employees will not be rendered in connection with: (i) capital-raising transactions; (ii) direct or indirect promotion of our Common Shares; (iii) maintaining or stabilizing a market for our Common Shares. Our Board of Directors may at any time alter, suspend or terminate the 2012 Stock Incentive Plan.

We will provide to each Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Guy Peckham
Chief Executive Officer
MineralRite Corporation
7044 Portal Way, Unit K-110
Ferndale, WA 98248
(403) 288-4321

The 2012 Stock Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Securities to be Offered
We are registering five million (5,000,000) shares of our Common Shares, $0.001 par value per share (the "Common Shares”), which may be issued by our Board of Directors from time to time to our Employees for services as allowed for securities registered on Form S-8. See also Part II. Item 4. Description of Securities.

Employees who may Participate
We will issue Common Shares to an Employee only if:

(1)	we have a written agreement with the Employee for services;

(2)	he or she is a natural person;

(3)	he or she provides bona fide services to us; and

(4)	the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for our securities.

Purchase of Securities Pursuant to the 2012 Stock Incentive Plan and Payment for Shares Offered
Employees shall have Common Shares issued to them as full consideration for their services. Employees shall be deemed to have been paid in full for the shares which they will receive as compensation for their services under our 2012 Stock Incentive Plan. Employees are permitted to receive an aggregate of five million (5,000,000) Common Shares. The Common Shares issued pursuant to our 2012 Stock Incentive Plan will be issued directly from our treasury and no fees, commissions or other charges will be paid by us to any party.

Resale Restrictions
The Common Shares being registered on this Registration Statement are available for resale as of the date of effectiveness of this registration statement, which is upon filing with the SEC.

Tax Effects of Employees Who Participate in the 2012 Stock Incentive Plan
Employees will realize income when they receive the Common Shares, based on their agreement with us, and may realize a gain when they sell the Common Shares, based on the sale price they receive versus the purchase price. We do not foresee a tax consequence for ourselves. The 2012 Stock Incentive Plan does not, to the best of our knowledge, qualify under Section 401(a) of the Internal Revenue Code.

Tax Treatment to Us
The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by us for federal income tax purposes in the taxable year during which we recognize income.

Investment of Funds
We will not receive funds in consideration of the Common Shares. The Common Shares are being issued in consideration for services rendered to us. We will not receive proceeds from the sale of the Common Shares by the recipients of the Common Shares.

Withdrawal from the 2012 Stock Incentive Plan; Assignment of Interest
No withdrawal or termination terms are currently contemplated. No assignment or hypothecation terms are currently contemplated, but we may permit at our sole discretion an assignment of the interests if Employees request to assign their interest to a third party; however, no assignment will be permitted to any person or entity performing services to us which relate to the offer or sale of our securities in a capital-raising transaction or the direct or indirect promotion or maintenance of a market for our Common Shares.

Forfeitures and Penalties
There is currently no contemplated forfeiture or penalty event.

Charges, Deductions and Liens
There are no charges or deductions currently contemplated. There are no creations of lien terms currently contemplated.

Available Information
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission. Reports and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet that contains reports, information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission on April 16, 2012;
(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s latest annual report referred to in (1) above.
(3) A description of our common stock contained in our registration statement on Form 8-A filed October 20, 1999.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any information that we later file with the Commission will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Common Stock
We are authorized to issue 500,000,000 shares of Common stock, $0.001 par value. As of the date of this registration statement, we had 51,559,845 Common Shares issued and outstanding.  Each one (1) share of Common Stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of our shareholders.

Holders of our Common Shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities

Preferred Stock
We are authorized to issue 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of which none are issued and outstanding.

Item 6. Indemnification Of Directors and Officers And Disclosure Of Commission Position On Indemnification For Securities Act Liabilities

NEVADA LAW. Section 78.7502 of the Nevada General Corporation Law contains provisions authorizing indemnification by the Company of directors, officers, employees or agents against certain liabilities and expenses that they may incur as directors, officers, employees or agents of the Company or of certain other entities. Section 78.7502(3) provides for mandatory indemnification, including attorney's fees, if the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein. Section 78.751 provides that such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities. Section 78.752 authorizes the Company to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of the Section 78.7502. The indemnification and advancement of expenses provided pursuant to Sections 78.7502 and 78.751 are not exclusive, and subject to certain conditions, the Company may make other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents. Because neither the Articles of Incorporation, as amended, or By-laws of the Company otherwise provide, notwithstanding the failure of the Company to provide indemnification and despite a contrary determination by the Board of Directors or its shareholders in a specific case, a director, officer, employee or agent of the Company who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court- ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section 78.7502(3) because he has been successful on the merits, or because the Company has the power to indemnify on a discretionary basis pursuant to Section 78.7502 or because the court determines that the petitioner is fairly and reasonably entitled to indemnification or advancement of expenses or both in view of all the relevant circumstances.

 BY-LAWS The By-laws of the Company, as amended, of the Company empower the Company to indemnify current or former directors, officers, employees or agents of the Company or persons serving by request of the Company in such capacities in any other enterprise or persons who have served by the request of the Company is such capacities in any other enterprise to the full extent permitted by the laws of the State of Nevada. Pursuant to Nevada law and the Company's By-laws, officers and directors of the Company (and former officers and directors) are entitled to indemnification from the Company to the full extent permitted by law. The Company's By- laws generally provide for such indemnification for claims arising out of the acts or omissions of the Company's officers and directors in their capacity as such, undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The conditions and extent of indemnification are set forth in the By-laws of the Company and in the Indemnity Agreements between the Company and each officer and director. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemptions from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1   Opinion of Egbert & Barnes, P.C. as to the legality of the common stock registered hereby.
10.1 MineralRite 2012 Stock Incentive Plan

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
 (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 20, 2012.

MINERALRITE CORPORATION

By:	/s/ GUY PECKHAM
Guy Peckham
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Guy Peckham	Chief Executive Officer, Chief Financial Officer and Director	November 20, 2012
Guy Peckham

/s/ Roger Janssen	Director	November 20, 2012
Roger Janssen

INDEX TO EXHIBITS

Exhibit Number Description

5.1   Opinion of Egbert & Barnes, P.C. as to the legality of the common stock registered hereby
10.1 MineralRite Corporation 2012 Stock Incentive Plan